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Exhibit 10.2

AMENDMENT NO. 3 TO CREDIT AGREEMENT
AND LIMITED CONSENT AND WAIVER

        THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT AND LIMITED CONSENT AND WAIVER (this "Amendment"), dated as of October 28, 2008, is made by and among PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the "Borrower"), each of the Guarantors (as defined in the Credit Agreement described below), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States ("Bank of America"), in its capacity as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and each of the Lenders signatory hereto.

W I T N E S S E T H:

        WHEREAS, the Borrower, Bank of America, as Administrative Agent and L/C Issuer, and the Lenders have entered into that Credit Agreement, dated as of July 23, 2007 (as amended by Amendment No. 1 dated February 11, 2008, Amendment No. 2 dated September 22, 2008, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the "Credit Agreement"; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to Borrower a term loan facility and a revolving credit facility with a letter of credit sublimit;

        WHEREAS, as a condition to making the term loan facility and the revolving credit facility available to the Borrower the Lenders have required that certain Subsidiaries of the Borrower guarantee payment of the Obligations;

        WHEREAS, the Borrower has requested that the Required Lenders consent to amend certain provisions of the Credit Agreement, including, among other things, the deletion of the minimum Assets Under Management requirement in Section 7.10(a), as more particularly set forth below, and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendment on the terms and conditions contained in this Amendment;

        NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Amendments to Credit Agreement.    Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Annex I.

        2.    Limited Waiver.    Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Borrower made herein, (a) with respect to the prepayments made pursuant to Sections 3(b) and (c) below, the Administrative Agent and the Lenders signatory hereto hereby waive the notice requirements set forth in Section 2.05(a) regarding the prepayment of Loans under the Revolving Credit Facility and the Term Loan Facility and (b) the Administrative Agent and the Lenders signatory hereto waive any prepayment required by Section 2.05(c) (before giving effect to this Amendment).

        The waivers set forth in this Section 2 is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended to be affected hereby.

        3.    Effectiveness; Conditions Precedent.    The effectiveness of this Amendment and the amendments to the Credit Agreement herein provided are subject to the satisfaction of the following conditions precedent:

  (a)
  the Administrative Agent shall have received each of the following in form and substance reasonably acceptable to it:

  (i)
  executed counterparts of this Amendment and the Security Agreement substantially in the form attached hereto as Annex II;

  (ii)
  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

  (iii)
  the terms and conditions (including subordination terms) of the Subordinated Notes and the Indebtedness thereunder shall be reasonably satisfactory to the Administrative Agent;

  (iv)
  UCC financing statements (including amendments to existing financing statements) suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Administrative Agent under the Collateral Documents as a first priority Lien (subject only to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable Law to perfect the Liens of the Administrative Agent under such Collateral Documents as a first priority Lien (subject only to Permitted Liens) in and to such other Collateral as the Administrative Agent may require;

  (b)
  the Borrower shall make a principal payment of the Term Loan in amount not less than US$25,000,000;

  (c)
  if Total Revolving Outstandings exceed US$1,815,043, the Borrower shall prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an amount sufficient to reduce such Outstanding Amounts as of the date hereof to an amount not to exceed US$1,815,043; and

  (d)
  unless waived by the Administrative Agent, all fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent to the extent invoiced prior to the date hereof) in connection with this Amendment shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

        4.    Consent and Confirmation of the Guarantors.    Each of the Guarantors hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Guaranty (including without limitation the continuation of each such Guarantor's payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of the Guaranty against each Guarantor in accordance with its terms.

        5.    Representations and Warranties.    In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

  (a)
  The representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are

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    true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

  (b)
  The Persons appearing as Guarantors on the signature pages to this Amendment constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

  (c)
  This Amendment has been duly authorized, executed and delivered by the Borrower and the Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally; and

  (d)
  No Default or Event of Default has occurred and is continuing.

        6.    Release.    In consideration of the Administrative Agent and the Required Lenders entering into this Amendment on behalf of the Lenders, the Loan Parties hereby release the Administrative Agent, the L/C Issuer, each of the Lenders, and the Administrative Agent's, the L/C Issuer's and each of the Lender's respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

        7.    Entire Agreement.    This Amendment, together with the Loan Documents (collectively, the "Relevant Documents"), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

        8.    Full Force and Effect of Amendment.    Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

        9.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, facsimile or other electronic transmission (including .PDF) shall be effective as delivery of a manually executed counterpart of this Amendment.

        10.    Governing Law.    This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

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        11.    Enforceability.    Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

        12.    References.    All references in any of the Loan Documents to the "Credit Agreement" shall mean the Credit Agreement, as amended hereby.

        13.    Successors and Assigns.    This Amendment shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Guarantors, the Lenders and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

        14.    Legal Opinion.    The Borrower shall deliver to the Administrative Agent no later than ten (10) Business Days following the date hereof a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

[Signature pages follow.]

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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

PZENA INVESTMENT MANAGEMENT, LLC
By:	/s/ WAYNE A. PALLADINO
	Name:	Wayne A. Palladino
	Title:	Chief Financial Officer
GUARANTOR:
PZENA ALTERNATIVE INVESTMENTS, LLC
By:	/s/ LAWRENCE KOHN
	Name:	Lawrence Kohn
	Title:	President

Signature Page to Amendment No. 3

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ FRED ZAGAR
	Name:	Fred Zagar
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/ FRED ZAGAR
	Name:	Fred Zagar
	Title:	Senior Vice President

 Annex I

CREDIT AGREEMENT

 Annex II

EXHIBIT G

FORM OF SECURITY AGREEMENT

To be attached

 Annex I to Amendment No. 3

CREDIT AGREEMENT

Dated as of July 23, 2007

among

PZENA INVESTMENT MANAGEMENT, LLC
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent
and
L/C Issuer,

and

The Other Lenders Party Hereto

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SCHEDULES

2.01	Commitments and Pro Rata Shares
5.05	Supplement to Interim Financial Statements
5.12	Subsidiaries
7.01	Existing Liens
7.02	Existing Indebtedness
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

Form of
A-1	Revolving Loan Notice
A-2	Term Loan Interest Rate Selection Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Opinion Matters
G	Security Agreement

 CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of July 23, 2007, among PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

        The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

        1.01    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

        "Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Aggregate Commitments" means, as at any date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date, plus (b) the Outstanding Amount with respect to the Term Loan Facility at such date.

        "Aggregate Revolving Credit Commitments" means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

        "Agreement" means this Credit Agreement.

        "Alternative Currency" means each of Euro, Hong Kong Dollars, Sterling, Yen and each other currency (other than US Dollars) that is approved in accordance with Section 1.08.

        "Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

        "Amendment No. 3" means Amendment No. 3 to Credit Agreement and Limited Waiver and Consent dated October 28. 2008.

        "Applicable Rate" means a per annum rate equal to:

          (a)   with respect to Base Rate Loans, 0.75%;

          (b)   with respect to Eurodollar Rate Loans and Letter of Credit Fees, 1.75%; and

          (c)   with respect to the Commitment Fee, 0.20%.

        "Applicable Time" means, with respect to any Letters of Credit and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

        "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Assets Under Management" means all assets subject to a Management Agreement in which Loan Party, directly or indirectly, earns Management Fees. The amount of Assets Under Management for any day shall be determined as at the end of such day.

        "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

        "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

        "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its subsidiaries as determined in accordance with GAAP as of December 31, 2006, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended December 31, 2006 of the Borrower and its Subsidiaries as determined in accordance with GAAP, including the notes thereto.

        "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

        "Bank of America" means Bank of America, N.A. and its successors.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Loan (including a Segment) that bears interest based on the Base Rate.

        "Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate Loan.

        "Borrower" has the meaning specified in the introductory paragraph hereto.

        "Borrower Materials" has the meaning specified in Section 6.02.

        "Borrowing" means any of (a) the advance of the Term Loan pursuant to Section 2.01 or (b) a Revolving Borrowing, as the context may require.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located with respect to Obligations denominated in US Dollars and:

          (a)   if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;

          (b)   if such day relates to any interest rate settings, fundings, disbursements, settlements and payments in Euro in respect of any Letter of Credit denominated in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Letter of Credit, means a TARGET Day;

          (c)   if such day relates to any interest rate settings as to a Letter of Credit denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

          (d)   if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Letter of Credit denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Letter of Credit (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

        "Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that person.

        "Capital Lease Obligations" shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Cash Collateral" and "Cash Collateralize" have the meanings specified in Section 2.04(g).

        "Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

        "Cash Management Bank" means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement.

        "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.

        "Change of Voting Control" means an event or series of events by which:

          (a)   after the completion of the IPO,

            (i)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the current officers (including Richard S. Pzena) and other employees of the Borrower (together with any trust or other estate planning vehicle of which the beneficiaries are the immediate family members of such officers or employees) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the aggregate voting rights of all classes of equity securities of the Parent entitled to vote for members of the board of directors of the Parent on a fully-diluted basis; and

            (ii)   the Parent ceases to be the managing member of Borrower.

          (b)   prior to completion of the IPO, current officers and other employees of the Borrower (together with any trust or other estate planning vehicle of which the beneficiaries are the immediate family members of such officers or employees) at any time control less than 51% of the membership units of the Borrower that are entitled to vote for the managing member of the Borrower on a fully-diluted basis.

        "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

        "Code" means the Internal Revenue Code of 1986.

        "Commitment Fee" has the meaning specified in Section 2.09.

        "Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

        "Collateral Documents" means, collectively, the Security Agreement (and any Security Joinder Agreement) and each of the other agreements, instruments or documents that creates, perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, 10% or more of the voting power for the election of directors, managing members or the equivalent.

        "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

        "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person.

        "Distribution" means any dividend or distribution (whether in cash, securities or other Property) with respect to the Equity Interests of a Loan Party or any subsidiary.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

        "Drawn Amount" has the meaning specified in Section 2.04(c)(i).

        "Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

        "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

        "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

        "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

        "Euro" and "EUR" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

        "Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for US Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        "Eurodollar Rate Loan" means a Loan (including a Segment) that bears interest at a rate based on the Eurodollar Rate. All Eurodollar Rate Loans shall be denominated in US Dollars.

        "Event of Default" has the meaning specified in Section 8.01.

        "Excluded Subsidiary" means (a) any Subsidiary that is prohibited by applicable Law or a Governmental Authority from guaranteeing the Obligations and (b) any Subsidiary which requires consent from a Person (other than the Borrower or another Subsidiary, or any Lender which does grant such consent) in order to guarantee the Obligations.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it is deemed by such jurisdiction to be doing business (other than such determination resulting in whole or in part from its having executed, delivered or performed its obligations under, or enforced, this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

        "Facility Termination Date" means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, and (b) all Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Cash Management Agreements and Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "FRB" means the Board of Governors of the Federal Reserve System of the United States.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

        "Funded Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)   all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b)   all purchase money Indebtedness;

          (c)   the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

          (d)   all obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (e)   all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days);

          (f)    the Attributable Indebtedness of Capital Leases, Synthetic Leases and Securitization Transactions;

          (g)   all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

          (h)   all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

        "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

        "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

        "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

        "Guarantors" means, collectively, each Subsidiary of the Borrower party to or that becomes party to the Guaranty Agreement.

        "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E, as supplemented from time to time by the execution and delivery of a Guaranty Joinder Agreement pursuant to Section 6.12, as from time to time amended, amended and restated, replaced, supplemented or otherwise modified.

        "Guaranty Joinder Agreement" means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 6.12, as amended, supplemented or otherwise modified from time to time.

        "Hedge Agreement" means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

        "Hedge Bank" means any Person that, (a) at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Hedge Agreement, in each case in its capacity as a party to such Hedge Agreement.

        "Hong Kong Dollar" and "HK$" mean lawful money of Hong Kong, China.

        "Impacted Lender" means any Lender (a) that has given notice to the Borrower, the Administrative Agent or any other Lender, or has otherwise announced, that such Lender believes it will become, or that fails to promptly provide reasonably satisfactory assurance, following inquiry, to the Borrower, the Administrative Agent and/or the L/C Issuer making such inquiry, that it will not become, a Defaulting Lender, (b) as to which the Administrative Agent or the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (c) with respect to which a Person that Controls such Lender (i) has been deemed insolvent or become the subject of a voluntary or involuntary case under the Bankruptcy Code or any other Debtor Relief Law, (ii) has a custodian, conservator, receiver or similar official appointed for it or any substantial part of its assets, (iii) is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including, without limitation, the nationalization or assumption of ownership or operating control by) the United States government or other Governmental Authority, (iv) makes a general assignment for the benefit of creditors or (v) is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over it to be, insolvent, bankrupt or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

        "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a)   all Funded Indebtedness;

          (b)   the Swap Termination Value of any Swap Contract;

          (c)   all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

          (d)   all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation of limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non-recourse to any Loan Party or any other Subsidiary or (ii) such Indebtedness is expressly made non-recourse to such Person.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Indemnitees" has the meaning specified in Section 10.04(b).

        "Information" has the meaning specified in Section 10.07.

        "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

        "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice or such other period that is twelve months or less requested by the Borrower and available to all the affected Lenders; provided that:

          (i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (ii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii)  no Interest Period shall extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, and (b) with respect to the Term Loan, the Term Loan Maturity Date.

        "IP Rights" has the meaning specified in Section 5.17.

        "IPO" means, collectively, (1) the organization of the Parent, (2) the sale of shares of Class A common stock of the Parent to the public for cash pursuant to and as contemplated by the Parent's registration statement on Form S-1 (No. 333-143660), (3) the Parent's use of the cash proceeds of such sale to acquire certain currently outstanding membership units of the Borrower as contemplated by such registration statement, and (4) the amendment and restatement of the operating agreement of the Borrower, such that, among other things, the Parent is appointed as the sole managing member of the Borrower.

        "IRS" means the United States Internal Revenue Service.

        "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

        "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

        "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Revolving Share. All L/C Advances shall be denominated in US Dollars.

        "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

        "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

        "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

        "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Drawn Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

        "Lender" has the meaning specified in the introductory paragraph hereto.

        "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

        "Letter of Credit" means any standby letter of credit issued hereunder. Letters of Credit may be issued in US Dollars or in an Alternative Currency.

        "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

        "Letter of Credit Expiration Date" means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

        "Letter of Credit Fee" has the meaning specified in Section 2.04(i).

        "Letter of Credit Sublimit" means an amount equal to US$5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

        "Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Term Loan, including any Segment.

        "Loan Documents" means this Agreement, each Note, each Issuer Document, any Fee Letter, the Guaranty and each Collateral Document.

        "Loan Parties" means, collectively, the Borrower and each Guarantor.

        "Management Agreement" means each management or other similar agreement among one or more Loan Parties and other Persons, wherein such Loan Parties agree to provide investment management or other similar services to such Persons.

        "Management Fees" means the investment management, performance and other similar fees earned by a Loan Party, directly or indirectly, under a Management Agreement.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lenders or the Administrative Agent under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, however, in no event shall the non-recurring non-cash charge relating to the Borrower's units taken in the first quarter of 2007 constitute a Material Adverse Effect.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

        "New Product Investments" means expenditures on investments in new products.

        "Non-Consenting Lender" has the meaning specified in Section 10.01.

        "Note" means, collectively, the Revolving Loan Notes and the Term Loan Notes.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        "Outstanding Amount" means (a) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loan on the Closing Date, and any prepayments or repayments of the Term Loan (or any Segment) occurring on such date, (b) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the US Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Drawn Amounts.

        "Overnight Rate" means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

        "Parent" means Pzena Investment Management, Inc., which, simultaneously with the IPO, will own all of the class A membership units in the Borrower.

        "Participant" has the meaning specified in Section 10.06(d).

        "Participating Member State" means each state so described in any EMU Legislation.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

        "Permitted Lien" means any Lien permitted by Section 7.01.

        "Permitted Tax Distributions" has the meaning specified in Section 7.05(e).

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

        "Platform" has the meaning specified in Section 6.02.

        "Presumed Tax Rate" means for a Loan Party or Subsidiary the highest combined Federal, and applicable state and local income tax rate applicable to such Loan Party or Subsidiary (taking into account the character of the income and after giving effect to the Federal income tax deduction for such state and local income taxes).

        "Pro Rata Revolving Share" means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 10.06. The initial Pro Rata Revolving Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

        "Pro Rata Term Share" means, with respect to each Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan funded by such Term Loan Lender, and outstanding at such time, or the principal amount of the Term Loan assigned to such Term Loan Lender, as applicable. The initial Pro Rata Term Share of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

        "Property" means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

        "Public Lender" has the meaning specified in Section 6.02.

        "Register" has the meaning specified in Section 10.06(c).

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

        "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to the initial advance of the Term Loan or a conversion or continuation of Segments, a Term Loan Interest Rate Selection Notice, and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

        "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition); provided that the Aggregate Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

        "Required Revolving Lenders" means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Credit Commitments or, if the Revolving Credit Commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions hereunder have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than 50% of the Outstanding Amount under the Revolving Credit Facility (with the aggregate amount of each Revolving Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Revolving Lender for purposes of this definition); provided that the Revolving Credit Commitment of, and the portion of the Outstanding Amount (including risk participations in Letters of Credit) under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

        "Required Term Loan Lenders" means, as of any date of determination, Term Loan Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the Outstanding Amount of the Term Loan held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

        "Responsible Officer" means the chief executive officer, any president that is also a member of the executive management committee, chief financial officer, director, finance & accounting or treasurer of a Loan Party or the Parent, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the Parent shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the Parent and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or the Parent.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).

        "Revaluation Date" means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine.

        "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.02.

        "Revolving Credit Commitment" means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

        "Revolving Credit Facility" means the facility described in Sections 2.02 and 2.04 providing for Revolving Loans and Letters of Credit to or for the benefit of the Borrower by the Revolving Lenders and L/C Issuer, as the case may be, in the maximum aggregate principal amount at any time outstanding of US$1,815,043, as adjusted from time to time pursuant to the terms of this Agreement.

        "Revolving Credit Maturity Date" means (a) July 23, 2011, (b) such earlier date upon which the Aggregate Revolving Credit Commitments have been terminated in full and the Outstanding Amounts under the Revolving Credit Facility, including all accrued and unpaid interest, are paid in full in accordance with the terms hereof or (c) such earlier date on which Letter of Credit No. 68020638 (or a replacement thereof) issued by the L/C Issuer for the benefit of SL Green Realty (or any subsequent landlord) is cancelled, terminated or otherwise not renewed or extended by the Borrower (other than in connection with a replacement thereof).

        "Revolving Lender" means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit.

        "Revolving Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02, except as otherwise provided herein.

        "Revolving Loan Note" means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit B-2.

        "Revolving Loan Notice" means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

        "Same Day Funds" means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

        "Secured Hedge Agreement" means any interest rate Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

        "Secured Parties" means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

        "Securitization Transaction" means, with respect to any Person, any financing transaction or series of financing transactions (including a factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

        "Security Agreement" means the Security Agreement dated October 28, 2008, executed by the Borrower and the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties, substantially in the form of Exhibit G.

        "Security Joinder Agreement" means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Person pursuant to Section 6.12 or otherwise.

        "Segment" means a portion of any Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

        "Specified Dividend" has the meaning specified in Section 6.11.

        "Spot Rate" for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

        "Sterling" and "£" mean the lawful currency of the United Kingdom.

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person; provided, however, that notwithstanding the foregoing, no Person which is an investment fund shall be treated as a Subsidiary for purposes of this Agreement. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

        "Subordinated Notes" means the Senior Subordinated Notes dated October 28, 2008, in an aggregate amount equal to not less than US$16,000,000, on terms and conditions (including subordination terms) reasonably acceptable to the Administrative Agent.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

        "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

        "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer ("TARGET") payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

        "Tax Receivable Agreement" means a Tax Receivable Agreement to be entered into in connection with the IPO among the Borrower and certain of its members as contemplated by the Parent's registration statement on Form S-1 (No. 333-143660).

        "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        "Term Loan" means the loans made pursuant to the Term Loan Facility in accordance with Section 2.01.

        "Term Loan Facility" means the facility described in Section 2.01 providing for an advance of the Term Loan to the Borrower by the Term Loan Lenders in the original principal amount of US$60,000,000, subject to adjustments as herein provided.

        "Term Loan Interest Rate Selection Notice" means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of any Interest Period for any Eurodollar Rate Segment or the conversion of any Eurodollar Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurodollar Rate Segment, which, if in writing, shall be substantially in the form of Exhibit A-2.

        "Term Loan Lender" means each Lender that has a portion of the Term Loan outstanding under the Term Loan Facility.

        "Term Loan Maturity Date" means (a) July 23, 2011, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan Facility, including all accrued and unpaid interest, are paid in full in accordance with the terms hereof.

        "Term Loan Note" means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loan made by such Term Loan Lender, substantially in the form of Exhibit B-1.

        "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

        "Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

        "Type" means, with respect to a Revolving Loan or a Segment, its character as a Base Rate Loan or a Eurodollar Rate Loan.

        "UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." mean the United States of America.

        "US Dollar" and "US$" mean lawful money of the United States.

        "US Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.

        "Yen" and "¥" mean the lawful currency of Japan.

        1.02    Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (b)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (c)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.03    Accounting Terms.    (a)    Generally.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        (b)   Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        (c)   Consolidation of Variable Interest Entities.    All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46—Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

        (d)   Financial Statements.    For the avoidance of doubt, all financial statements referred to in Section 5.05 and to be prepared and delivered pursuant to Section 6.01 shall include certain investment funds on a consolidated basis with the Parent or Borrower and their respective subsidiaries, as applicable, notwithstanding the definition of "Subsidiary" or any other terms herein to the contrary.

        1.04    Rounding.    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.05    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

        1.06    Letter of Credit Amounts.    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

        1.07    Exchange Rates; Currency Equivalents.    (a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating the US Dollar Equivalent amounts of L/C Credit Extensions denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

        (b)   Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

        1.08    Additional Alternative Currencies.    (a)    The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

        (b)   Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

        (c)   Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

        1.09    Change of Currency.    (a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

        (b)   Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

        (c)   Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

        2.01    Term Loan.

        (a)   Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make an advance of its Pro Rata Term Share of the Term Loan in US Dollars to the Borrower on the Closing Date, and from the Closing Date to the Term Loan Maturity Date, convert and continue Segments from time to time in accordance with the terms hereof. The principal amount of each Segment of the Term Loan outstanding hereunder from time to time shall bear interest and the Term Loan shall be repayable as herein provided. No amount of the Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan Facility shall be allowed after the initial such advance of the Term Loan on the Closing Date. Segments of the Term Loan may be Base Rate Segments or Eurodollar Rate Segments at the Borrower's election, as provided herein.

        (b)   Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term Share of the Term Loan available by wire transfer to the Administrative Agent. Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent's Office and shall be in the form of same day funds in US Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 4.01 and 4.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by a Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent. The initial Borrowing of the Term Loan may be a Eurodollar Rate Segment, a Base Rate Segment, or both; provided that if the Borrower desires that any portion of the initial Borrowing of the Term Loan is advanced as a Eurodollar Rate Segment, the Administrative Agent shall make such Borrowing as a Eurodollar Rate Segment only if, not later than three Business Days prior to the date that is then anticipated to be the Closing Date, the Administrative Agent has received from the Borrower a Term Loan Interest Rate Selection Notice with respect thereto, together with the Borrower's written acknowledgement in form and substance satisfactory to the Administrative Agent that the provisions of Section 3.05 hereof shall apply to any failure by the Borrower to borrow on the date set forth in such Term Loan Interest Rate Selection Notice any or all of the amounts specified in such Term Loan Interest Rate Selection Notice.

        2.02    Revolving Loans.    Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, convert and continue Revolving Loans in US Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender's Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving Credit Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.05, and reborrow under this Section 2.02. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

        2.03    Borrowings, Conversions and Continuations of Loans.

        (a)   Each Revolving Borrowing, each conversion of Revolving Loans or Segments of the Term Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period", the applicable notice must be received by the Administrative Agent not later than noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Revolving Lenders or Term Loan Lenders, as applicable, of such request and determine whether the requested Interest Period is available to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice (as to Revolving Borrowings) or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$250,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of US$250,000 or a whole multiple of US$50,000 in excess thereof.

        Each Revolving Loan Notice and Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify, as applicable, (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, a conversion of Term Loan Segments from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, or the principal amount of Revolving Loans or Term Loan Segments to be converted or continued, (iv) the Type of Revolving Loans to be borrowed or the Type of Revolving Loans or Term Loan Segments to which existing Revolving Loans or Term Loan Segments are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. Revolving Loans may not be converted to Term Loan Segments, and Term Loan Segments may not be converted to Revolving Loans. Each written Revolving Loan Notice shall be substantially in the form of Exhibit A-1 attached hereto, and each written Term Loan Interest Rate Selection Notice shall be substantially in the form of Exhibit A-2 attached hereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or a Type of Term Loan Segment in a Term Loan Interest Rate Selection Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a continuation of Eurodollar Rate Loans, then the applicable Eurodollar Rate Loans shall be continued as Eurodollar Rate Loans with an Interest Period of one month. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will also be deemed to have specified an Interest Period of one month.

        (b)   Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of its Pro Rata Revolving Share of the applicable Revolving Loans, and if no timely notice of a continuation of a Eurodollar Rate Loan is provided by the Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic continuation of Eurodollar Rate Loans described in the preceding subsection. Following receipt of a Term Loan Interest Rate Selection Notice, the Administrative Agent shall promptly notify each Term Loan Lender of the details of any conversion or continuation, and if no timely notice of a continuation of a Eurodollar Rate Loan is provided by the Borrower, the Administrative Agent shall notify each Term Loan Lender of the details of any automatic continuation of Eurodollar Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

        (c)   Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the Required Revolving Lenders or the Required Term Loan Lenders, as applicable, having agreed to such treatment.

        (d)   The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's "prime rate" used in determining the Base Rate promptly following the public announcement of such change.

        (e)   After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not at any time be more than (a) seven Interest Periods in effect with respect to the Term Loan and (b) seven Interest Periods in effect with respect to the Revolving Credit Facility.

        2.04    Letters of Credit.

        (a)    The Letter of Credit Commitment.

          (i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in US Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (y) the Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender's Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

          (ii)   The L/C Issuer shall not issue any Letter of Credit if:

            (A)  Subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

            (B)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

          (iii)  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

            (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

            (B)  the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

            (C)  except as otherwise agreed to by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than US$100,000;

            (D)  such Letter of Credit is to be denominated in a currency other than US Dollars or an Alternative Currency;

            (E)  if the Letter of Credit is denominated in a currency other than US Dollars, the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

            (F)  a default of any Revolving Lender's obligations to fund under Section 2.04(c) exists or any Revolving Lender is at such time an Impacted Lender or a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer's risk with respect to such Lender.

          (iv)  The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

          (v)   The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (vi)  The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

        (b)   Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

          (i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

          (ii)   Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Pro Rata Revolving Share times the amount of such Letter of Credit.

          (iii)  If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

          (iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

        (c)    Drawings and Reimbursements; Funding of Participations.

          (i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.

  Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an "Honor Date"), the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the drawing (expressed in US Dollars in the amount of the US Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the "Drawn Amount"), and the amount of such Revolving Lender's Pro Rata Revolving Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Drawn Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii)   Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in US Dollars at the Administrative Agent's Office for US-Dollar-denominated payments in an amount equal to its Pro Rata Revolving Share of the Drawn Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii)  With respect to any Drawn Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Drawn Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

          (iv)  Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender's Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.

          (v)   Each Revolving Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving

  Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi)  If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender's Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

        (d)    Repayment of Participations.

          (i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Drawn Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Revolving Share thereof in the same funds as those received by the Administrative Agent.

          (ii)   If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

        (e)   Obligations Absolute.    The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii)   the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

          (v)   any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or

          (vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

        The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

        (f)    Role of L/C Issuer.    Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's bad faith, willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)    Cash Collateral.

          (i)    Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, (A) immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations or (B) provide to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a back-to-back Letter of Credit in a stated amount equal to the then Outstanding Amount of all L/C Obligations issued by an institution, and in form, reasonably satisfactory to the L/C Issuer.

          (ii)   In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall (A) immediately Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit or (B) provide to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a back-to-back Letter of Credit in a stated amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit issued by an institution, and in form, reasonably satisfactory to the L/C Issuer.

          (iii)  The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral or other satisfactory arrangements be provided in order to protect against the results of exchange rate fluctuations. At such time Cash Collateral is no longer required by Section 2.04(g)(i) or 2.04(g)(ii), the Administrative Agent shall release such Cash Collateral.

          (iv)  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.05 and Section 8.02(c) , "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term, including "Cash Collateral," have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

        (h)    Applicability of ISP.    Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

        (i)    Letter of Credit Fees.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default described in Section 8.01(a) or 8.01(f) exists, all Letter of Credit Fees shall accrue at the Default Rate.

        (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.    At all times at which there is more than one Lender, the Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of one eighth of one percent (0.125), computed on the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        (k)    Conflict with Issuer Documents.    In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

        2.05    Prepayments.

        (a)   The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under either the Revolving Credit Facility or the Term Loan Facility or a combination thereof in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$250,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of US$250,000 or a whole multiple of US$50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be repaid, the Interest Period(s) of such Loans. Prepayments of the Term Loan shall be applied to the remaining installments of principal in the direct order of maturity. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender's ratable share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their Pro Rata Revolving Shares and Pro Rata Term Shares, as applicable.

        (b)   If for any reason the Total Revolving Outstandings at any time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral or other satisfactory arrangements be provided in order to protect against the results of further exchange rate fluctuations. At such time Cash Collateral is no longer required by this Section 2.05(b), the Administrative Agent shall release such Cash Collateral.

        (c)   [Reserved.]

        (d)   (i) On September 24, 2008, the Borrower shall prepay the Term Loan in a principal amount equal to (A) US$3,000,000, if Assets Under Management at the end of the preceding Business Day are greater than US$18,000,000,000, or (B) US$5,000,000, if Assets Under Management at the end of the preceding Business Day are less than or equal to US$18,000,000,000, and (ii) on the 23rd day of each January, April, July and October thereafter, the Borrower shall prepay the Term Loan in a principal amount equal to US$2,000,000.

        2.06    Termination or Reduction of Commitments.    The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$2,500,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments or the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

        2.07    Repayment of Loans.

        (a)   The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

        (b)   The Borrower shall repay to the Term Loan Lenders on the Term Loan Maturity Date the aggregate principal amount of the Term Loan outstanding on such date.

        2.08    Interest.

        (a)   Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

        (b)   (i)    If any amount (including principal of any Loan, interest on any Loan, or any fees due hereunder) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or while any Event of Default described in Section 8.01(f) exists, the principal amount of all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

          (ii)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (c)   Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.09    Fees.    In addition to certain fees described in subsections (i) and (j) of Section 2.04:

        (a)    Commitment Fee.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee in US Dollars (the "Commitment Fee") equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.

        2.10    Computation of Interest and Fees.    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" and all computations of the Commitment Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Letters of Credit denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        2.11    Evidence of Debt.

        (a)   The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

        (b)   In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

        2.12    Payments Generally; Administrative Agent's Clawback.

        (a)    General.    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in US Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        (b)  (i)    Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Revolving Loan or Pro Rata Term Share of the Term Loan, as applicable included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          (ii)    Payments by Borrower; Presumptions by Administrative Agent.    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Revolving Lenders, any Term Loan Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Revolving Lenders, any Term Loan

  Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

        A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

        (c)    Failure to Satisfy Conditions Precedent.    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

        (d)    Obligations of Lenders Several.    The obligations of the Lenders hereunder, as applicable, to make Revolving Loans, to fund their respective Pro Rata Term Share of the Term Loan, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund their respective Pro Rata Term Share of the Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to fund its Pro Rata Term Share of the Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

        (e)    Funding Source.    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.13    Sharing of Payments by Lenders.

        (a)    Sharing of Payments by Revolving Lenders.    If any Revolving Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it or the participations in L/C Obligations held by it resulting in such Revolving Lender's receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its Pro Rata Revolving Share thereof as provided herein, then the Revolving Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Revolving Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

          (i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

          (ii)   the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

        (b)    Sharing of Payments by Term Loan Lenders.    If any Term Loan Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of the Term Loan made by it resulting in such Term Loan Lender's receiving payment of a proportion of the aggregate amount of such portion of the Term Loan and accrued interest thereon greater than its Pro Rata Term Share thereof as provided herein, then the Term Loan Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the portions of the Term Loan of the other Term Loan Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Loan Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portion of the Term Loan and other amounts owing them, provided that:

          (i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

          (ii)   the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Term Loan Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

        (c)   The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Lender or Term Loan Lender, as the case may be, acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01    Taxes.

        (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)    [Reserved.]

        (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

        (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)    Status of Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

        Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

          (i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

          (ii)   duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

        (f)    Treatment of Certain Refunds.    If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

        3.02    Illegality.    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

        3.03    Inability to Determine Rates.

        (a)   If the Required Revolving Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) US Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Revolving Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Revolving Lender. Thereafter, the obligation of the Revolving Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Revolving Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

        (b)   If the Required Term Loan Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) US Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Term Loan Lenders of funding such Term Loan Segments, the Administrative Agent will promptly so notify the Borrower and each Term Loan Lender. Thereafter, the obligation of the Term Loan Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Term Loan Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans under the Term Loan Facility or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans under the Term Loan Facility in the amount specified therein.

        3.04    Increased Costs; Reserves on Eurodollar Rate Loans.

        (a)    Increased Costs Generally.    If any Change in Law shall:

          (i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer; or

          (ii)   impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

        (b)    Capital Requirements.    If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

        (c)    Certificates for Reimbursement.    A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)    Delay in Requests.    Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

        (e)    Reserves on Eurodollar Rate Loans.    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

        3.05    Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

        (a)   any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

        (b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

        (c)   any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

        3.06    Mitigation Obligations; Replacement of Lenders.

        (a)    Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)    Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

        3.07    Survival.    All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        4.01    Conditions of Initial Credit Extension.    The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

        (a)   The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

          (i)    executed counterparts of this Agreement and the Guaranty;

          (ii)   (A) Revolving Loan Notes executed by the Borrower in favor of each Revolving Lender requesting a Note and (B) Term Loan Notes executed by a Borrower in favor of each Term Loan Lender requesting such a Note;

          (iii)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

          (iv)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each other Loan Party is validly existing and in good standing in its jurisdiction of organization;

          (v)   a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

          (vi)  a certificate of a Responsible Officer of each Loan Party stating that no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party;

          (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (viii)  a duly completed Compliance Certificate as of the last day of the fiscal quarter ended on March 31, 2007, signed by a Responsible Officer of the Borrower;

          (ix)  evidence of all insurance maintained by the Borrower and its subsidiaries;

          (x)   an initial Revolving Loan Notice, if any; and

          (xi)  an initial Term Loan Interest Rate Selection Notice, if any.

        (b)   Any expenses required to be reimbursed on or before the Closing Date shall have been paid.

        (c)   Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

        (d)   The Closing Date shall have occurred on or before September 30, 2007.

        Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        4.02    Conditions to all Credit Extensions.    The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice requesting only a conversion of the applicable Loans or Segments of one Type to the other Type, or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) is subject to the following conditions precedent:

        (a)   The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

        (b)   No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

        (c)   The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

        (d)   In the case of an L/C Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the L/C Issuer would make it impracticable for such L/C Credit Extension to be denominated in the relevant Alternative Currency.

        Each Request for Credit Extension (other than a Revolving Loan Notice or a Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurodollar Rate Loans or Eurodollar Rate Segments, as applicable) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

 ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Administrative Agent and the Lenders that:

        5.01    Existence, Qualification and Power.    Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.02    Authorization; No Contravention.    The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) and clause (c), as could not reasonably be expected to have a Material Adverse Effect.

        5.03    Governmental Authorization; Other Consents.    No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

        5.04    Binding Effect.    This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms subject to and as limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and by equitable principles relating to enforcement to the extent applicable.

        5.05    Financial Statements; No Material Adverse Effect.

        (a)   The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

        (b)   The unaudited consolidated balance sheet of the Borrower and its subsidiaries dated March 31, 2007, and the related consolidated and consolidating (without including investment funds) statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness which are not set forth in such financial statements.

        (c)   Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

        5.06    Litigation.    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) which has a reasonable possibility of being adversely determined and if adversely determined could reasonably be expected to have a Material Adverse Effect.

        5.07    No Default.    Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

        5.08    Ownership of Property; Liens.    Each of the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

        5.09    Insurance.    The properties of the Borrower and its Subsidiaries are adequately insured with insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks, as the Loan Parties believe are adequate.

        5.10    Taxes.    The Borrower and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Other than the Tax Receivable Agreement, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

        5.11    ERISA Compliance.

        (a)   Except for non-compliance which could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b)   There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of US$10,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        5.12    Subsidiaries.    The Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

        5.13    Margin Regulations; Investment Company Act.

        (a)   The Borrower will not use the proceeds of any Credit Extension to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB).

        (b)   None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.14    Disclosure.    The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        5.15    Compliance with Laws.    Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        5.16    Taxpayer Identification Number.    The Borrower's true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

        5.17    Intellectual Property; Licenses, Etc.    Except for such failure to own or possess the legal title to use that could not reasonably be expected to have Material Adverse Effect, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are necessary to the operation of their respective businesses, without conflict with the rights of any other Person. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, to the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        5.18    Security Interest.    The Liens and security interests granted to the Administrative Agent (for the benefit of the Secured Parties) are valid first priority Liens and security interests in the Collateral (subject only to the Permitted Liens), and each has been perfected in accordance with the requirements of the UCC.

 ARTICLE VI.
AFFIRMATIVE COVENANTS

        So long as any Revolving Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

        6.01    Financial Statements.    Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

        (a)   prior to effectiveness of the IPO,

          (i)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2007), both consolidated and consolidating (without including investment funds) balance sheets of the Borrower and its subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (without including investment funds) statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its subsidiaries; and

          (ii)   as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2007), a consolidated and consolidating (without including investment funds) balance sheet of the Borrower and its subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its subsidiaries.

        (b)   following effectiveness of the IPO,

          (i)    as soon as available, but in any event within 90 days (or such earlier time as required by the SEC) after the end of each fiscal year of the Parent (commencing with the fiscal year ended December 31, 2007), both consolidated and consolidating (without including investment funds) balance sheets of the Parent and its subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (without including investment funds) statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its subsidiaries;

          (ii)   as soon as available, but in any event within 45 days (or such earlier time as required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ended June 30, 2007), a consolidated and consolidating (without including investment funds) balance sheet of the Parent and its subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Parent's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Parent and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its subsidiaries; and

          (iii)  no later than five (5) Business Days after the 15th and last day of each month, a report (in form and substance reasonably acceptable to the Administrative Agent) detailing Assets Under Management from the first day of the then-current fiscal quarter through the 15th or last day of such month, as applicable; and

          (iv)  as soon as available, but in any event within twenty-one (21) days after the end of each month, an accounts receivable aging report for the Borrower and each Subsidiary, each such report to include client names for such accounts receivable.

        (c)   As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

        6.02    Certificates; Other Information.    Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

        (a)   concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(i) and 6.01(b)(i), a certificate of its independent certified public accounts certifying such financial statements;

        (b)   concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2007), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and notice of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

        (c)   following effectiveness of the IPO, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

        (d)   promptly, and in any event within five Business Days after receipt thereof by any Loan Party, the Parent or any subsidiary of any thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party, the Parent or any subsidiary of any thereof; and

        (e)   promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, the Parent or any subsidiary of either thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

        Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Parent posts such documents, or provides a link thereto on the Borrower's or the Parent's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's or the Parent's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower or the Parent, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower or the Parent, as applicable, to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower or the Parent, as applicable, shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower or the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

        The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC", the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public

Investor"; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor".

        6.03    Notices.    Promptly notify the Administrative Agent and each Lender:

        (a)   of the occurrence of any Default;

        (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary;

        (c)   of the occurrence of any ERISA Event; and

        (d)   [Reserved.]

        Each notice pursuant to Section 6.03(a), (b) or (c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

        6.04    Payment of Taxes.    Pay and discharge as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

        6.05    Preservation of Existence, Etc.    (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (except to the extent the failure to maintain good standing could not reasonably be expected to have a Material Adverse Effect) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        6.06    Maintenance of Properties.    (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.07    Maintenance of Insurance.    Maintain adequate insurance with insurance companies not Affiliates of the Borrower, of such types and in such amounts as Borrower believes to be adequate and providing for not less than 30 days' (or, in the case of non-payment, 10 days') prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

        6.08    Compliance with Laws.    Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        6.09    Books and Records.    (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

        6.10    Inspection Rights.    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Loan Parties shall be afforded the opportunity to participate in any discussions with such directors, officers, and independent public accountants), at such reasonable times during normal business hours but not more frequently than twice each fiscal year, upon reasonable advance notice to the Borrower; provided that absent an Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each fiscal year; and provided further that during the existence of an Event of Default the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, without advance notice and as often as may be reasonably desired.

        6.11    Use of Proceeds.    Use the proceeds of (i) the Revolving Credit Facility for general corporate purposes not in contravention of any Law or of any Loan Document and (ii) the Term Loan Facility to make a cash dividend to the members of the Borrower on or after the Closing Date (the "Specified Dividend").

        6.12    Additional Subsidiaries.    Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person (other than Excluded Subsidiaries) to (a)(i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, a Guaranty Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) become a grantor under the Security Agreement by executing and delivering a Security Joinder Agreement with respect thereto, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. For avoidance of doubt, only operating Subsidiaries of the Borrower will be required to become Guarantors and grantors as described in this Section 6.12, and in no case will Subsidiaries which are investment funds be required to become Guarantors and grantors.

ARTICLE VII.
NEGATIVE COVENANTS

        So long as any Revolving Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

        7.01    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

        (a)   Liens pursuant to any Loan Document;

        (b)   Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

        (c)   Liens for taxes, assessments or government charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

        (d)   statutory Liens of landlords and carriers', warehousemen's, mechanics', materialmen's, suppliers', repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

        (e)   pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

        (f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (g)   easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

        (h)   Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

        (i)    leases or subleases granted to others not interfering in any material respect with the business of the Borrower or its subsidiaries;

        (j)    Liens securing Indebtedness permitted under Section 7.02(e); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

        (k)   normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

        (l)    UCC financing statements filed for notice purposes only and not to perfect any Lien (unless such Lien is otherwise permitted under this Section 7.01); and

        (m)  Liens securing Indebtedness in an amount not to exceed US$5,000,000.

        7.02    Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

        (a)   Indebtedness under the Loan Documents;

        (b)   Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan

Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

        (c)   Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

        (d)   obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

        (e)   Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed US$2,500,000;

        (f)    Indebtedness in an aggregate principal amount not to exceed US$10,000,000 at any time outstanding;

        (g)   Funded Indebtedness of the type described in paragraph (g) of the definition of Funded Indebtedness to the extent such Funded Indebtedness is an obligation to make any payment not prohibited as a Restricted Payment under Section 7.05;

        (h)   Indebtedness owing to the Borrower or any Guarantor; and

        (i)    Indebtedness under the Subordinated Notes.

        7.03    Fundamental Changes.    Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

        (a)   any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

        (b)   any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

        (c)   any Subsidiary may Dispose of all or substantially all of its assets to or in favor of any Person in one transaction or in a series of transactions, provided that such Disposition or Dispositions satisfy the requirements of Section 7.04(f).

        7.04    Dispositions.    Make any Disposition, except:

        (a)   Dispositions of obsolete or worn out property or property no longer used or usable in the business of the Borrower, whether now owned or hereafter acquired, in the ordinary course of business;

        (b)   Dispositions of inventory and investments in the ordinary course of business;

        (c)   Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

        (d)   Dispositions of property by Borrower or any Subsidiary to the Borrower or to a Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

        (e)   Dispositions permitted by Section 7.03; and

        (f)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.04; provided that the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed US$5,000,000.

        7.05    Restricted Payments.    Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

        (a)   each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

        (b)   the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

        (c)   the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

        (d)   the Borrower may make the Specified Dividend;

        (e)   the Loan Parties may, for any period, make other Restricted Payments in the form of Distributions for the payment of taxes in an amount equal to taxes that would be owed (including estimated taxes), as determined by the Borrower in its reasonable discretion (using reasonable consistent assumptions), by any Person as a result of its direct or indirect ownership of a Loan Party or Subsidiary; provided that such Distributions for such period pursuant to this clause (e) shall not exceed an amount equal to the product of the Presumed Tax Rate and the taxable income of the Loan Parties and their Subsidiaries for such period, less any prior Distributions for estimated taxes (collectively, "Permitted Tax Distributions"); and

        (f)    the Borrower may make Restricted Payments in the form of dividends and other distributions to the Parent in order to pay expenses incurred by the Parent in the ordinary course of business.

        7.06    Change in Nature of Business.    Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, ancillary or incidental thereto.

        7.07    Transactions with Affiliates.    Enter into any transaction of any kind with any officer, director or Affiliate of any Loan Party, whether or not in the ordinary course of business, other than

        (a)   on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than such an officer, director or Affiliate;

        (b)   Loans and advances to officers and directors of any Loan Party in the ordinary course of business in an aggregate principal amount at any time outstanding not greater than US$1,000,000;

        (c)   transactions expressly permitted under this Agreement;

        (d)   reasonable compensation and reimbursement of expenses of officers and directors of any Loan Party and the granting of Equity Interests to any such Persons;

        (e)   investments by officers, directors and Affiliates of any Loan Party in investment funds maintained by any Loan Party without the payment of normal fees or charges related thereto;

        (f)    transactions with any investment fund maintained by any Loan Party in the ordinary course of business;

        (g)   payments to the Parent as necessary for its operating expenses in the ordinary course of business; and

        (h)   the Subordinated Notes.

        7.08    Burdensome Agreements.    Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor, (ii) to transfer property to the Borrower or any Guarantor, (iii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iv) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.08 shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (b) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses or other agreements in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreements, (c) restrictions with respect to any asset pending the close of the sale of such asset, or (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

        7.09    Use of Proceeds.    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

        7.10    Amendments to Subordinated Notes.    Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Note in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

        8.01    Events of Default.    Any of the following shall constitute an Event of Default:

        (a)    Non-Payment.    The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b)    Specific Covenants.    The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a), 6.10, 6.11 or 6.12 or Article VII; or

        (c)    Other Defaults.    Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

        (d)    Representations and Warranties.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

        (e)    Cross-Default.    (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than US$10,000,000, and such failure shall continue after the applicable grace period, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than US$10,000,000; or

        (f)    Insolvency Proceedings, Etc.    Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

        (g)    Inability to Pay Debts; Attachment.    (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

        (h)    Judgments.    There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding US$10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case and have not been stayed, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i)    ERISA.    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the US$10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of US$10,000,000; or

        (j)    Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

        (k)    Change of Voting Control.    There occurs any Change of Voting Control; or

        (l)    Collateral Documents.    The Security Agreement or any Security Joinder Agreement, after delivery thereof pursuant to Amendment No. 3 or Section 6.12 shall for any reason (other than pursuant to the terms thereof or through the actions of the Administrative Agent) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby.

        8.02    Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

        (a)   declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

        (b)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

        (c)   require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

        (d)   exercise on behalf of itself or any Secured Party all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

        8.03    Application of Funds.    After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

        First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

        Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees and amounts payable under Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

        Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

        Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

        Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

        9.01    Appointment and Authority.    (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

        (b)   The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

        9.02    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

        9.03    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

        (a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

        (b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

        (c)   shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        9.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        9.05    Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        9.06    Resignation of Administrative Agent.    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States and be organized under the laws of the United States of America or any state thereof, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders, consented to by the Borrower, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

        9.07    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        9.08    Administrative Agent May File Proofs of Claim.    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

        (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

        (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

        9.09    Collateral and Guaranty Matters.    Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

        (a)   to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the Facility Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

        (b)   to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

        (c)   to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

        9.10    Secured Cash Management Agreements and Secured Hedge Agreements.    No Cash Management Bank or Hedge Bank who obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements only if the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

        10.01    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

        (a)   waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

        (b)   extend or increase (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Revolving Lender, or (ii) the obligation of any Term Loan Lender to make any portion of the Term Loan without the written consent of such Term Loan Lender;

        (c)   postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan Maturity Date and the Revolving Credit Maturity Date, in each case without the written consent of each Lender directly affected thereby;

        (d)   reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

        (e)   change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

        (f)    amend Section 1.08 or the definition of "Alternative Currency" without the written consent of the L/C Issuer;

        (g)   change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

        (h)   change any provision of the definition of "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Lender;

        (i)    change any provision of the definition of "Required Term Loan Lenders" or any other provision hereof specifying the number or percentage of Term Loan Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan Lender; or

        (j)    release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) no Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in subsection 4.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders or the L/C Issuer to make any additional Revolving Loan, or to issue any additional or renew any existing Letter of Credit, unless and until the Required Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

        If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document (each such Lender, a "Non-Consenting Lender") that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with subsection 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

        10.02    Notices; Effectiveness; Electronic Communication.

        (a)    Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i)    if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

          (ii)   if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

        Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

        (b)    Electronic Communications.    Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        (c)    The Platform.    THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

        (d)    Change of Address, Etc.    Each of the Borrower, the Administrative Agent, and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

        (e)    Reliance by Administrative Agent, L/C Issuer and Lenders.    The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Term Loan Interest Rate Selection Notices) given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        10.03    No Waiver; Cumulative Remedies.    No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.04    Expenses; Indemnity; Damage Waiver.

        (a)    Costs and Expenses.    The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

        (b)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) do not involve a direct act or omission of the Borrower or its Subsidiaries and are brought by an Indemnitee against any other Indemnitee.

        (c)    Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

        (d)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, none of the Borrower, the Administrative Agent or any of the Lenders shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

        (e)    Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

        (f)    Survival.    The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        10.05    Payments Set Aside.    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

        10.06    Successors and Assigns.

        (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations) or of its Pro Rata Term Share of the Term Loan at the time owing to it (such Lender's portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan Facility (each, an "Applicable Facility") being referred to in this Section 10.06 as its "Applicable Share")) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i)    Minimum Amounts.    Except in the case of an assignment of the entire remaining amount of the assigning Lender's Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof with respect to the Revolving Credit Facility or the Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

          (ii)    Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Applicable Facilities on a non-pro rata basis.

          (iii)    Required Consents.    No consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition:

            (A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

            (B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment or Revolving Loan if such assignment is to be a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

            (C)  the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

          (iv)    Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of US$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v)    No Assignment to Borrower.    No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

          (vi)    No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

        Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

        (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of Revolving Lenders and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, if applicable, and/or the Loans (including such Lender's participations in L/C Obligations, if applicable) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. In the event that any Lender sells a participation pursuant to this Section 10.06(d), such Lender shall maintain with respect to such participation, acting solely for this purpose as an agent of the Borrower, a register comparable to the Register (the "Participant Register"). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to Administrative Agent or the Borrower upon either (i) the exercise by a Participant of remedies hereunder or (ii) a request for the Register by the IRS.

        (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

        (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g)    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

        (h)    Resignation as L/C Issuer after Assignment.    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Revolving Loans or fund risk participations in Drawn Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such successor or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

        10.07    Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

        For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

        10.08    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.09    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        10.10    Counterparts; Integration; Effectiveness.    This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

        10.11    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        10.12    Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.13    Replacement of Lenders.    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a)   the Borrower or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

          (b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (c)   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d)   such assignment does not conflict with applicable Laws.

        A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        10.14    Governing Law; Jurisdiction; Etc.

        (a)    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        (b)    SUBMISSION TO JURISDICTION.    EACH LOAN PARTY, EACH LENDER, THE L/C ISSUER AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

        (c)    WAIVER OF VENUE.    EACH LOAN PARTY, EACH LENDER, THE L/C ISSUER AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

        (d)    SERVICE OF PROCESS.    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

        10.15    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT,

IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        10.16    No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) the Administrative Agent and no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and it Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

        10.17    USA PATRIOT Act Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

        10.18    Judgment Currency.    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the L/C Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PZENA INVESTMENT MANAGEMENT, LLC
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:
Name:
Title:

QuickLinks

  Exhibit 10.2
  Annex I
CREDIT AGREEMENT
  Annex II
  EXHIBIT G
FORM OF SECURITY AGREEMENT To be attached
  Annex I to Amendment No. 3
CREDIT AGREEMENT
PZENA INVESTMENT MANAGEMENT, LLC as the Borrower,
BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer,
TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
ARTICLE V. REPRESENTATIONS AND WARRANTIES
ARTICLE VI. AFFIRMATIVE COVENANTS
ARTICLE VII. NEGATIVE COVENANTS
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
ARTICLE IX. ADMINISTRATIVE AGENT
ARTICLE X. MISCELLANEOUS